UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2010

MEDICAL ACTION INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	0-13251	11-2421849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Expressway Drive South,

Brentwood, New York 11717

(Address of principal executive offices, including zip code)

(631) 231-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Change in Control Agreements with Certain Officers

On December 31, 2010, Medical Action Industries Inc. (the “Company”) entered into amended and restated change in control agreements with Mr. Paul Meringolo, President and Chairman of the Board of Directors; Mr. Charles Kelly, Chief Financial Officer; and Mr. Eric Liu, Vice President of Operations. The change in control agreements were amended principally (i) to eliminate the Company’s obligation to make the executive whole for any excise tax that may become due under Section 4999 of the Internal Revenue Code, as amended (the “Code”) on amounts paid to the executive under the change in control agreement (commonly known as a “gross-up” obligation); (ii) to add a provision to the agreements that, in the event an excise tax under Section 4999 is triggered by a payment thereunder, will either (x) reduce the amount paid to the executive under the change in control agreement to an amount that does not trigger an excise tax under Section 4999 of the Code or (y) require payment of the full amount due to the executive under the change in control agreements, whichever of (x) or (y) produces the better net after tax position to the executive; (iii) to make certain corrections and clarifications for purposes of compliance with Section 409A of the Code (the section of the Code that regulates deferred compensation), (iv) to limit the severance payment to executive to 2.99 times the sum of (a) the executive’s highest annual salary rate within the five year period ending on the date of the executive’s qualifying termination plus (b) the average of the two highest of the last five bonuses paid to the executive, rather than 3 times the same multiples; and (v) to eliminate the post-employment car benefit in the change in control agreement.

The foregoing summary of the changes made to the original change in control agreements by the Amended and Restated Change in Control Agreements does not purport to be complete, and is subject to, and qualified on its entirety, by the full text of the Form of Amended and Change in Control Agreement which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Change in Control Agreement with a Certain Officer

On December 31, 2010, the Company entered into a new change in control agreement with Mr. Richard Setian, Vice President of Sales and Marketing. The change in control agreement with Mr. Setian is consistent in all material respects to the amended and restated change in control agreements which the Company entered into on December 31, 2010 with Messrs. Meringolo, Kelly, and Liu.

The purpose of the change in control agreement is to provide that, if Mr. Setian’s employment is terminated under certain circumstances within two years following a change in control of the Company (as defined in the agreement), he may become entitled to receive additional benefits, as described herein. The initial term of the change in control agreement with Mr. Setian ends on December 31, 2011 and shall be automatically extended for additional 12 month periods unless the Company provides written notice of termination to Mr. Setian no later than 60 days before the then applicable expiration date of the agreement. If Mr. Setian experiences a Qualifying Termination (as defined in the change in control agreement and summarized below) within two years following a change in control and on or before the termination of the term of the change in control agreement, the agreement provides for a Severance Payment, the accelerated vesting of any unvested equity awards, and Mr. Setian’s continued participation in certain employee benefit programs which had been made available to Mr. Setian before the qualifying termination.

The change in control agreement provides, in material respects, that a “Qualifying Termination” is termination of Mr. Setian’s employment within two years following a change in control of the Company unless (a) Mr. Setian voluntarily terminates his employment, however Mr. Setian shall not be considered to have voluntarily terminated his employment if subsequent to the change in control his overall compensation is reduced or adversely modified in any material respect or his duties are materially changed and subsequent to such reduction, modification or change, he elects to terminate his employment with the Company, (b) the termination is on account of Mr. Setian’s death or disability, or (c) Mr. Setian is involuntarily terminated for Cause (as defined in the change in control agreement). The change in control agreement defines “Severance Payment” as a cash lump sum equal to [2.99] times the sum of (a) Mr. Setian’s highest annual salary rate within the five year period ended on the date of his Qualifying Termination, plus (b) the average of the two highest of the last five bonuses paid to Mr. Setian.

If at the time of a Qualifying Termination Mr. Setian is a “specified employee” (as defined under Section 409A of the Code) then the severance payment will be made on the earlier of his death or six months after his qualifying termination. If Mr. Setian is not a “specified employee” at that time the severance payment will be paid to him within 30 days of his Qualifying Termination.

The foregoing summary of the change in control agreement with Mr. Setian does not purport to be complete, and is subject to, and qualified on its entirety, by the full text of the change in control agreement which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Amended and Restated Change in Control Agreement by and between Medical Action Industries Inc. and each of Messrs. Meringolo, Kelly, and Liu (effective December 31, 2010).

10.2	Change in Control Agreement, by and between Medical Action Industries Inc. and Richard Setian (effective December 31, 2010).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL ACTION INDUSTRIES INC.

By:	/S/ CHARLES L. KELLY, JR.
Charles L. Kelly, Jr.,
Chief Financial Officer

Dated: January 6, 2011